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                                   Contact:
                                   Richard Y. Fisher
                                   (414) 355-0037




          THE DIANA CORPORATION (NYSE-DNA) TERMINATES
                      ACQUISITION AGREEMENT

     Milwaukee, WI, October 17, 1995; The Diana Corporation and ATI Communications of Pittsburgh, PA announced today that they have mutually agreed to terminate a previously announced Acquisition Agreement, whereby Diana was to have acquired a majority interest in ATI.

     The Diana Corporation, through its subsidiaries C&L Communications, Inc. and Sattel Communications Company, is a provider of telecommunications equipment to IXC's LEC's systems integrators and interconnect companies. C&L is a value-added distributor of customer premise equipment used in digital networks for integrated voice and data communications. Sattel Communications is a manufacturer of technologically advanced central office telecommunications equipment for use in public switched telephone networks and for use in private data networks.

     ATI is engaged in the sale of cellular telephones in the Mid-Atlanta region and the installation and maintenance of business telephone systems.